Exhibit 99.1

BlueLinx Announces Leadership Transition

Names Seasoned BlueLinx Executive, Shyam K. Reddy, as President and Chief Executive Officer

MARIETTA, Ga., March 21, 2023 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that the Board of Directors has elected Shyam K. Reddy as President and Chief Executive Officer, effective immediately. In conjunction with his new role, he will also join the BlueLinx Board of Directors.

Mr. Reddy succeeds Dwight A.K. Gibson, who is departing the Company and stepping down as a member of the BlueLinx Board.

Mr. Reddy brings a deep understanding of BlueLinx’s business and strategic opportunities to the role of CEO. He has served in a variety of positions over a nearly eight-year tenure at the Company. His responsibilities have included leadership of corporate development, strategic planning, human resource management, risk management, governance and compliance, marketing and communications, information technology, pricing and sales excellence, and procurement.

“Shyam is a gifted leader who brings an exceptional depth of institutional knowledge and experience to BlueLinx,” stated Kim Fennebresque, Chairman of the Board. “Our Board is confident that Shyam is well suited to successfully navigate a challenging macroeconomic environment, while continuing to position the business for profitable growth. As a respected leader across our organization, who has a deep level of engagement with our customers and suppliers, he is uniquely equipped to advance our strategic growth initiatives already underway and further position BlueLinx as the leading wholesale building products distributor across North America.”

He continued, “On behalf of the entire Board, I would like to thank Dwight for his leadership and contributions to BlueLinx. We are grateful for the highly skilled and diverse team he has helped assemble, who will continue to contribute enormous value to our organization.”

Mr. Gibson said, “It has been a privilege to work with the BlueLinx team to continue building BlueLinx into a stronger, more profitable business during my tenure, while supporting our customers and suppliers with industry-leading, value-added services and solutions.”

Mr. Reddy said, “I am honored to continue to serve BlueLinx in this new role, and am confident that our fortified balance sheet, combined with our strong EBITDA and cash generation, positions us well going into a more challenging cycle, while preserving our ability to effectively execute on our strategic initiatives. Our talented associates are our greatest advantage, and the strength of our team underpins my strong confidence in BlueLinx’s future, and our ability to generate meaningful and sustained value creation for our shareholders.”

FIRST QUARTER 2023 UPDATE

Through the first 11 weeks of the first quarter of 2023, specialty product gross margin was in the range of 18% to 19%, with daily sales volumes lower by a range of 17% to 18% versus the prior year due to the current challenging macro environment and compared to a historically strong Q1 2022. Structural product gross margin was in the range of 10% to 11% with daily sales volumes relatively consistent when compared to last year. The Company will continue to evaluate market pricing for wood-based commodities and adjust accordingly at the end of each period. The Company intends to provide its full financial results for the first quarter 2023 in early May.

ABOUT SHYAM REDDY

Shyam K. Reddy recently served as BlueLinx’s Senior Vice President, Chief Legal and Sustainability Officer and Corporate Secretary and was responsible for the legal, risk management and ESG functions. Previously, Shyam served as Senior Vice President, Chief Administrative Officer, and Corporate Secretary at BlueLinx from May 2019 to March 2022 and Senior Vice President and Chief Transformation Officer from April 2018 to May 2019, in addition to having responsibility for Corporate Development. Mr. Reddy served as Senior Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary from May 2017 to April 2018, and as Senior Vice President, General Counsel and Corporate Secretary from June 2015 until May 2017.

Prior to joining BlueLinx, Mr. Reddy served as Senior Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary of Euramax International, Inc. (the predecessor of OmniMax International, LLC), from March 2013 to March 2015. Before joining Euramax International, Inc., Mr. Reddy was the Regional Administrator of the Southeast Sunbelt Region of the U.S. General Services Administration from March 2010 to March 2013. Prior to accepting the Presidential Appointment at the U.S. General Services Administration, Mr. Reddy practiced corporate law as a partner in the Atlanta office of Kilpatrick, Townsend & Stockton LLP.

Mr. Reddy received a Bachelor of Arts degree in Political Science, and a Master of Public Health degree from Emory University, and also received a Juris Doctor degree from the University of Georgia.

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to approximately 15,000 customers including national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR AND MEDIA CONTACT

Noel Ryan

(720) 778-2415

investor@bluelinxco.com

MARKETING AND COMMUNICATIONS CONTACT

mediarequest@bluelinxco.com